Exhibit 10.25

Description of the 2005 Executive Incentive Program

     The 2005 Executive Incentive Program (EIP) is an annual executive bonus program designed to incentivize management to achieve specified performance objectives. Each executive participating in the plan has a targeted incentive award based on competitive practice that represents a stated percentage of the executive’s base salary. There are four performance criteria for the 2005 EIP, incorporating both internal and external performance measurements. For internal performance, the EIP incorporates three financial criteria — revenue growth, earnings before interest, taxes, depreciation and amortization (“EBITDA”) improvement, and cash improvement, as compared to fiscal year 2004. For external performance, the Compensation Committee set one performance criterion that measures the Company’s revenue growth over 2004 relative to a peer group of selected competitors. Each of the four criteria is weighted as a percent of the total incentive as follows: revenue growth (40%), EBITDA improvement (35%), cash flow improvement (10%) and revenue growth versus peers (15%). Each of the performance criteria has a threshold, target and maximum payout level. No incentive is paid for performance below threshold. Payment at target is 100% and payment at maximum is 200%. In addition, there is a cap related to the maximum aggregate incentive payment under the plan, equal to 10% of 2005 EBITDA.